Exhibit 99.4

DriveTime Automotive Group, Inc.

DT Acceptance Corporation

Offer for $163,000,000 aggregate principal amount

12.625% Senior Secured Notes due 2017

in exchange for $163,000,000 aggregate principal amount

12.625% Senior Secured Notes due 2017,

which have been registered

under the Securities Act of 1933, as amended

Pursuant to the Prospectus, dated                     , 2010

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless extended. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

                    , 2010

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless extended, which we refer to as the expiration date in this letter. Old notes (as defined below) tendered pursuant to the exchange offer may be withdrawn at any time before the expiration date. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold old notes in your name or in the name of your nominee.

DriveTime Automotive Group, Inc., a Delaware corporation and DT Acceptance Corporation, an Arizona corporation, which we refer to collectively as DriveTime in this letter, are offering, upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2010 and the enclosed letter of transmittal to exchange in the exchange offer $163,000,000 aggregate principal amount of their 12.625% Senior Secured Notes due 2017, which have been registered under the Securities Act of 1933, as amended, for $163,000,000 aggregate principal amount of their outstanding 12.625% Senior Secured Notes due 2017, which we refer to in this letter as the old notes. The exchange offer is being made in order to satisfy certain obligations of DriveTime contained in the Registration Rights Agreement, dated June 4, 2010, by and among DriveTime and certain purchasers represented by Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC.

We are requesting that you contact your clients for whom you hold old notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee, or who hold old notes registered in their own names, we are enclosing the following documents:

1.	Prospectus, dated , 2010;

2.	The letter of transmittal for your use and for the information of your clients;

3.	A notice of guaranteed delivery to be used to accept the exchange offer if certificates for old notes are not immediately available or time will not permit all required documents to reach the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date or if the procedure for book-entry transfer cannot be completed at or prior to 5:00 p.m., New York City time, on the expiration date; and

4.	A form of letter which may be sent to your clients for whose account you hold old notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

To participate in the exchange offer, a duly executed and properly completed letter of transmittal for old notes held in certificated form (or facsimile of the letter of transmittal) or an agent’s message instead of the letter of transmittal for old notes held in book-entry form, with any required signature guarantees and any other required documents, should be sent to the exchange agent, and certificates representing the old notes should be delivered to the exchange agent or the old notes should be tendered by the book-entry procedures described in the prospectus under “The Exchange Offer—Procedures for Brokers and Custodian Banks; DTC ATOP Account,” all in accordance with the instructions set forth in the letter of transmittal and the prospectus.

If a registered holder of old notes desires to tender old notes, but such old notes are not immediately available, or time will not permit such holder’s old notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed at or prior to 5:00 p.m., New York City time, on the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the prospectus under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

DriveTime will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of old notes held by them as nominee or in a fiduciary capacity. DriveTime will pay or cause to be paid all transfer taxes applicable to the exchange of old notes pursuant to the exchange offer, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the procedure for tendering old notes pursuant to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the exchange agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

DriveTime Automotive Group, Inc.

DT Acceptance Corporation

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of DriveTime or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures

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